Report of Independent Registered Public Accounting Firm

To the Board of Directors of
The Thai Capital Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Thai Capital Fund, Inc. (the ?Fund?) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (?the Act?) as of September 6, 2007. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 6, 2007, and with respect to agreement of security purchases and sales, for the period from July 31, 2007 (the date of our last examination), through September 6, 2007:

-	We were informed by management that there were no securities held by Daiwa Securities Trust Company ("DSTC"), the U.S.
Custodian at September 6, 2007. We examined the Fund's detailed accounting records, noting that no securities were indicated as held by DSTC;

-	Selection of three security purchases and three security sales since our last report from the books and records of the Fund noting settlement of these transactions through a review of cash statements from Bangkok Bank Public Company, Ltd., the
Fund's Thai Custodian;

-	Confirmation of cash held for the Fund at the Bank of New
York; and,

-	Reconciliation of all such cash to the books and records of
the Fund and the U.S. Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Thai Capital Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 6, 2007 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of The Thai Capital Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
New York, New York
February 15, 2008





1

2